U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 12b-25

                                                           --------------------
                        NOTIFICATION OF LATE FILING           SEC FILE NUMBER
                                                                 000-50639
                                                           --------------------
                                                               CUSPID NUMBER
                                                                75887M-10-1
                                                           --------------------

[ ]Form 10-K   [ ]Form 20-F  [ ]Form 11-K [X]Form  10-Q
[ ]Form N-SAR  [ ]Form N-CSR

For Period Ended: March 31, 2010

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

                 For the Transition Period Ended: Not Applicable
-----------------------------------------------------------------------------

      Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

-----------------------------------------------------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

-----------------------------------------------------------------------------

Part I--Registrant Information
-----------------------------------------------------------------------------

     Full Name of Registrant: RegenoCELL Therapeutics, Inc.

     Former Name if Applicable: Not Applicable

     Address of Principal Executive Office:

              2 Briar Lane
              Natick, Massachusetts 01760

-----------------------------------------------------------------------------

Part II--Rules 12b-25 (b) and (c)
-----------------------------------------------------------------------------

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) the reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR of Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

-----------------------------------------------------------------------------

Part III--Narrative
-----------------------------------------------------------------------------

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Registrant is unable to file its Quarterly Report on Form 10-Q for the quarter ended May 17, 2010 within the prescribed period because of a delay in completing the accounting for this period. Final accounting requires additional time to complete and incorporate in the Form 10 Q. Registrant expects to file within the extension period.

-----------------------------------------------------------------------------

Part IV--Other Information
-----------------------------------------------------------------------------

     (1) Name and telephone number of person to contact in regard to this notification

     James F. Mongiardo                  (508)                647-4065
-----------------------------------------------------------------------------
           (Name)                     (Area Code)        (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          REGENOCELL THERAPEUTICS, INC.
                      -------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 17, 2010                    By: /s/ JAMES F. MONGIARDO
                                         ------------------------------------
                                         James F. Mongiardo, President